Contact Information:

TeamStaff, Inc.	CCG Investor Relations
300 Atrium Drive	15300 Ventura Boulevard, Suite 303
Somerset, NJ 08873	Sherman Oaks, CA 91403
(732) 748-1700	(818) 789 0100
T. Kent Smith, President & CEO	Crocker Coulson
Partner

TeamStaff Announces Third Quarter 2004 Financial Results
And Updates Progress on Post-Restructuring Growth Plans

•    Third Quarter Revenues Increase 10% over Prior Sequential Quarter

•    Three Strategic Alliances Completed to Date Further "One Stop"
Staffing Strategy

•    $1 Million in Workers' Compensation Premiums Refunded

•    Fourth Quarter Guidance Updated

Somerset, NJ – August 2, 2004- TeamStaff, Inc. (NASDAQ: TSTF), one of the nation's leading providers of healthcare staffing and specialty payroll services, today announced financial results for the quarter ended June 30, 2004. As a result of TeamStaff's sale of its Professional Employer Organization (PEO) segment, all results reported in this release have been reclassified to show PEO and certain related corporate expenses as discontinued operations.

TeamStaff's revenues from continuing operations for the three months ended June 30, 2004 were $9.6 million compared to $14.7 million in the comparable quarter last year and $8.8 million in the second quarter of fiscal 2004. The decrease in year-over-year revenues and the improvement over the second quarter is related to the performance of TeamStaff's medical staffing division, TeamStaff Rx. Commenting on trends in the medical staffing division, TeamStaff's President and CEO, T. Kent Smith stated, "After six quarters of reduced demand for temporary medical staffing services, we are seeing signs that revenues have stabilized and are starting to trend upwards. We believe this increase was the result of our expanded sales force and hospitals starting to supplement their already stretched staffs. We also believe that the impact of certain recently enacted patient protection measures and the publication of a study linking nurse overtime with increased medical errors should help drive future demand for temporary medical staffing services."

Mr. Smith went on to state, "TeamStaff continues to be a leading provider of temporary allied healthcare professionals. To further support our already strong position in travel allied personnel, we have recently entered into three separate alliance relationships with top tier staffing companies in the travel nurse, per diem nurse and per diem allied segments. Through alliances like these, TeamStaff can provide clients with expanded service offerings and further its goal of becoming a 'one stop' healthcare staffing service provider."

Mr. Smith continued, "We also launched our Vendor Integration Program ("VIP"), a web-based application that allows clients to manage their medical staffing needs both quickly and efficiently. This gives our expanded and geographically distributed sales force a distinct client offering that we believe distinguishes us from our allied staffing competitors. We are now positioned to capitalize on the vendor consolidation and industry consolidation trends that have begun to appear in the healthcare staffing industry."

Mr. Smith added, "In addition to executing on these key strategic initiatives, during the quarter we received approximately $1 million back in workers' compensation premium payments from prior policy years. We further anticipate the receipt of approximately $4 million over the next few years as the PEO-related workers' compensation program winds down. The company also continues to make substantial progress in reducing operating expenses. We have continued to reduce infrastructure costs and gain operating efficiencies. At the same time, we have added significantly to our sales force. Within the last six months we have increased the size of our medical staffing sales force, which we expect to double by the end of 2004, and added sales talent to our payroll processing division."

Gross profit was $2.3 million or 23.9% of revenues in the third quarter of fiscal 2004 as compared to $2.9 million or 19.8% of revenues in the third quarter of fiscal 2003, and 21.9% of revenues in the second quarter of fiscal 2004. The increase in gross profit percentage relates to the higher margin payroll processing division being a larger component of total revenue as well as higher margins being realized in the medical staffing division. In the third quarter of fiscal 2004, gross margin in the medical staffing division increased 3.0 percentage points over the comparable quarter in fiscal 2003 and 2.2 percentage points over the second quarter of fiscal 2004. The increase in medical staffing gross margins was driven by more prudent expense management and pricing adjustments.

Operating expenses decreased $1.4 million or 32% in the third quarter of fiscal 2004 as compared to fiscal 2003, and increased less than $0.1 million when compared to the second quarter of fiscal 2004. The year-over-year decrease was driven by lower severance and retirement benefits for the former CEO and CFO, approximating $1.2 million, as well as a lower employee headcount. Loss from continuing operations was $0.4 million or ($0.03) per share, compared to a loss of $0.9 million or ($0.05) per share in the same quarter of last year and a loss of $0.7 million or ($0.04) per share in the second quarter of fiscal 2004. Net loss, including discontinued operations, was $0.9 million, or ($0.05) per share compared to a net loss of $2.3 million or ($0.14) per share in the third quarter of last year and a net loss of $1.0 million or ($0.06) in the second quarter of fiscal 2004. The net loss was affected by a $0.4 million or ($0.02) per share loss and $1.4 million or ($0.09) per share loss from discontinued operations in the third quarter of fiscal 2004 and 2003, respectively, and $0.3 million or ($0.02) per share loss from discontinued operations in the second quarter of fiscal 2004.

TeamStaff's revenues from continuing operations for the nine months ended June 30, 2004 were $28.2 million compared to $49.5 million in the same period of last year. The decrease is attributable to lower revenues in the medical staffing division as noted above. Operating expenses for the nine months ended June 30, 2004 decreased $2.8 million or 24% compared to the comparable period last year. The decrease, as stated above, was primarily attributable to lower severance and retirement benefits due the former CEO and CFO, approximating $2.0 million, as well as the previously mentioned reduction in employee headcount. Loss from continuing operations was $1.6 million or ($0.10) per share compared to $1.3 million or ($0.09) per share in the comparable nine months of last year. Net loss, including discontinued operations, was $3.7 million or ($0.23) per share compared to a net loss of $28.1 million or ($1.79) per share in the first nine months of last year. The net loss includes $2.1 million or ($0.13) per share loss in the first nine months of fiscal 2004 and $26.8 million or ($1.70) per share loss from discontinued operations in the first nine months of fiscal 2003.

Business Outlook

Commenting on TeamStaff's performance and his outlook for the future, Mr. Smith stated, "We have accomplished a great deal over the first nine months of the fiscal year. Our third quarter revenues were up 10 percent over the second quarter while our pre tax loss improved by nearly $0.4 million. We accomplished this despite an estimated industry-wide decline for temporary medical staffing services of 3 percent in 2004. Despite the slower than anticipated industry rebound, we expect continued improvement in the fourth fiscal quarter, with our loss from continuing operations to narrow substantially to be in the $100,000 to $150,000 range. This compares to our original guidance of fourth quarter profitability. While we would have hoped to meet our initial projections, we have completed much of the work of our restructuring and are now focused on initiatives to accelerate growth in our key businesses. We expect to further benefit from double-digit medical staffing industry-wide growth projected for calendar year 2005."

About TeamStaff, Inc.

Headquartered in Somerset, New Jersey, TeamStaff serves clients and their employees throughout the United States as a full-service provider of payroll and medical staffing solutions.

TeamStaff Rx provides medical allied health professionals and nurses to doctors' offices and medical facilities throughout the United States on a temporary or permanent basis and offers programs and services designed to assist medical facilities in managing their temporary staffing costs. DSi Payroll Services, TeamStaff's payroll processing division, provides customized payroll management and tax filing services to select industries, such as construction and general contracting.

For more information, visit the TeamStaff web site at www.teamstaff.com.

This press release contains "forward-looking statements" as defined by the Federal Securities Laws. TeamStaff's actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors, including but not limited to: (i) regulatory and tax developments; (ii) changes in direct costs and operating expenses; (iii) the estimated costs and effectiveness of capital projects and investments in technology infrastructure; (iv) ability to effectively implement its business strategies and operating efficiency initiatives, including, but not limited to, its business strategy for TeamStaff Rx; (v) the effectiveness of sales and marketing efforts, including TeamStaff's marketing arrangements with other companies; (vi) changes in the competitive environment in the temporary staffing and payroll processing industry; (vii) the favorable or unfavorable development of workers' compensation claims covered under TeamStaff's workers' compensation programs; and (viii) other one-time events and other important factors disclosed previously and from time to time in TeamStaff's filings with the U.S. Securities and Exchange Commission. These factors are described in further detail in TeamStaff's filings with the U.S. Securities and Exchange Commission.

(financial tables follow)

TEAMSTAFF, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES	$9,642	$14,654	$28,179	$49,489

DIRECT EXPENSES	7,333	11,753	21,717	39,902
Gross profit	2,309	2,901	6,462	9,587

OPERATING EXPENSES	2,956	4,352	8,915	11,695

DEPRECIATION AND AMORTIZATION	112	87	300	238
Loss from operations	(759)	(1,538)	(2,753)	(2,346)

OTHER INCOME (EXPENSE)
Interest income	22	16	34	70
Interest expense	(13)	(11)	(71)	(181)
Other Income	53	120	173	393
	62	125	136	282
Loss before tax	(697)	(1,413)	(2,617)	(2,064)

INCOME TAX BENEFIT	266	552	996	738
Loss from continuing operations	(431)	(861)	(1,621)	(1,326)

LOSS FROM DISCONTINUED OPERATIONS:
Loss from operations, net of tax benefit of $177, $171, $706 and $3,081 for the quarters and nine months ended June 30, 2004 and 2003 respectively	(287)	(1,403)	(1,145)	(26,810)
Loss from disposal, net of tax benefit of $86, $0, $571 and $0 for the quarters and nine months ended June 30, 2004 and 2003, respectively	(138)	—	(921)	—
	(425)	(1,403)	(2,066)	(26,810)
Net loss	$(856)	$(2,264)	$(3,687)	$(28,136)

LOSS PER SHARE — BASIC & DILUTED
Loss from continuing operations	$(0.03)	$(0.05)	$(0.10)	$(0.09)
Lossfrom discontinued operations	(0.02)	(0.09)	(0.13)	(1.70)
Net loss	$(0.05)	$(0.14)	$(0.23)	$(1.79)
BASIC AVERAGE SHARES OUTSTANDING	15,714	15,684	15,714	15,743

DILUTED AVERAGE SHARES OUTSTANDING	15,714	15,684	15,714	15,743

TEAMSTAFF, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS)

	June 30, 2004	September 30, 2003
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,503	$4,329
Restricted cash	1,800	1,264
Accounts receivable, net of allowance for doubtful accounts of $242 and $142 at June 30, 2004 and September 30, 2003, respectively	3,569	4,926
Prepaid workers' compensation	4,310	3,645
Other current assets	1,409	1,447
Total current assets	14,591	15,611
EQUIPMENT AND IMPROVEMENTS
Furniture and equipment	2,795	2,628
Computer equipment	368	1,073
Computer software	1,120	1,060
Leasehold improvements	224	146
	4,507	4,907
Accumulated depreciation and amortization	(3,480)	(3,689)
Equipment and improvements, net	1,027	1,218
DEFERRED TAX ASSET	17,387	14,875

TRADENAME	4,199	4,199

GOODWILL	1,710	1,710

OTHER ASSETS	348	555

ASSETS HELD FOR SALE	—	22,449

TOTAL ASSETS	$39,262	$60,617

TEAMSTAFF, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS)

	June 30, 2004	September 30, 2003
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Current portion of long-term debt	$76	$61
Accounts payable	773	669
Accrued payroll	807	2,856
Deferred tax liability	775	538
Accrued expenses and other current liabilities	2,611	3,181
Total current liabilities	5,042	7,305
LONG-TERM DEBT, net of current portion	84	94
ACCRUED PENSION LIABILITY	1,477	1,724
LIABILITIES HELD FOR SALE	1,224	16,384
Total liabilities	7,827	25,507
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Preferred stock, $.10 par value; authorized 5,000 shares; 0 issued and outstanding	—	—
Common Stock, $.001 par value; authorized 40,000 shares; issued 15,721 and 16,267 at June 30, 2004 and September 30, 2003, respectively; outstanding 15,714 and 15,714 at June 30, 2004 and September 30, 2003, respectively	16	16
Additional paid-in capital	62,963	65,256
Retained (deficit) earnings	(31,259)	(27,572)
Accumulated comprehensive losses	(261)	(273)
Treasury Stock, 7 and 553 shares at cost at June 30, 2004 and September 30, 2003, respectively	(24)	(2,317)
Total shareholders' equity	31,435	35,110

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$39,262	$60,617